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                                                                   EXHIBIT 10.16

September 10, 1999

Michael Dillon
12261 Country Squire Lane
Saratoga, CA 95070

Dear Mike,

On behalf of Optical Networks Incorporated, I am pleased to offer you a position as our Vice President, General Counsel. You will be reporting directly to Hugh Martin, CEO.

You will receive a salary of $200,000 annually, paid in equal increments on a twice monthly basis. Additionally, we have agreed to provide to you during your first 12 months of employment with us a severance package in the event your employment is terminated by us for reasons other than gross negligence or criminal misconduct or if you are subject to a significant reduction in your responsibilities with the Company or compensation provided hereunder. This package will include 6 months of then current salary, benefits and vesting of options and will be payable upon termination.

This offer also includes a one-time hire-on bonus of $50,000. Payment of this bonus will be within the first 30 days of your employment here at Optical Networks. This hiring bonus will considered [SIC] income and will be subject to normal withholding tax. Please note that should you voluntarily terminate your employment with Optical Networks within twelve months of your date of hire, you agree by signing this employment offer to repay Optical Network all hire on bonus dollars on a pro-rated basis. Furthermore, by signing this employment offer you authorize Optical Networks to deduct the amount of this bonus from your final paycheck and agree to repay Optical Networks any amount not covered by the final paycheck within 15 days of your termination date.

We will also be granting you a stock option of 150,000 shares of common stock. This stock option must be approved by our Board of Directors, which will vote on this in the next board-meeting after your start date.

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We have also agreed to issue you an option for an additional 10,000 shares which will be fully vested upon your start date and are not subject to a right of repurchase by the Company.

The shares will be immediately exercisable either by cash payment or with a promissory note, which shall bear interest at the lowest legal rate (the "Note"). The Note shall be in a form and on terms, which are acceptable to the Company and to you. At your option, subject to California Corporation Code;
section 500, the Note may be repaid with shares of the Company's common stock, which have a fair market value equal to the outstanding payments which are due at the time of payment.

The grant of 150,000 shares shall be subject to aright of repurchase in favor of the Company, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to twenty-five percent (25%) of the shares twelve (12) months from the commencement date of your employment with the Company and will lapse at a rate of 1/48/th/ of the shares each month thereafter. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the shares.

In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a re-incorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), (b) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger cease to own shares or other equity interests in the Company representing at least twenty five percent (25%) of the voting power of all securities of the Company, or (c) the sale of all or substantially all of the assets of the Company (any and all of which are referred to as a "Transaction"), the Company will (i) waive the Company's right of repurchase with respect to twenty five percent (25%) of the shares which were subject to the Company's repurchase right as of the effective date of the Transaction, and
(ii) waive similar rights of repurchase or other vesting requirements with respect to twenty five (25%) of any other securities of the Company that may, in the future, be granted or sold to you by the Company and that remain subject to such similar rights of repurchase or vesting requirements as of the effective date of the Transaction.

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We will be offering you our standard benefits package that includes health, dental, vision, term life insurance, long term disability, Section 125 and 401K plans.

We will also be offering you 15 days of vacation per year, 10 company holidays and up to a maximum of 10 sick days per year. The terms of our time off with pay policies are outlined in our employee handbook.

Your employment with Optical Networks is for an indefinite term. In other words, the employment relationship is "at will," and you have the right to terminate that employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, Optical Networks must, and does, retain the right to terminate the employment relationship at any time for any reason. This "at will" employment relationship can only be modified in writing by an authorized officer of Optical Networks. This paragraph contains the entire agreement between you and Optical Networks regarding the right and ability of either you or Optical Networks to terminate your employment with optical Networks. The only accommodation we are willing to make to the above paragraph is discussed in the second paragraph regarding the severance agreement during your first 12 months of employment with us.

Your employment is also conditioned upon your agreement and execution of Optical Networks' attached Invention, Assignment and Confidentiality Agreement. You must also provide proof of your ability to legally work within the United States on your first day of employment with Optical Networks.

This offer is also contingent upon your ability to pass our security background check.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive back confirmation of your acceptance by September 17, 1999 this offer will terminate.

Optical Networks is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

Sincerely,

/s/ Lisa Blos-Johnson
Lisa Blos-Johnson
Vice President of Human Resources
Optical Networks Incorporated


/s/ Michael Dillon (week of 10/4/99)
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Employee Acceptance/Start Date